                                                                    EXHIBIT 99.1

                                 NAVIDEC, Inc.
                   6399 South Fiddler's Green Circle Ste. 300
                          Greenwood Village, CO 80111


                                 April 15, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Navidec, Inc, a Colorado corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with issuance of Andersen's audit report included within this filing on Form 10-K. In this letter, Andersen has represented to us that its audit of the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, that there was availability of national office consultation and that there was availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audit.

                                      Very truly yours,

                                      /s/ Pat Mawhinney
                                      ---------------------------------
                                      Pat Mawhinney
                                      Chief Financial Officer